NEWS

                                        OCTOBER 25, 1996

FOR IMMEDIATE RELEASE                       FOR FURTHER INFORMATION CONTACT:
                                                  RUSSELL V. CORSINI, JR. OR
                                            TIMOTHY D. ALTHOF (508) 448-6111

                  NEW ENGLAND BUSINESS SERVICE, INC.
                   ANNOUNCES FIRST QUARTER EARNINGS

GROTON, MA -- October 25, 1996 -- New England Business Service, Inc.
(NYSE: NEB) today announced earnings for the first quarter ended September 28, 1996.

For the first quarter, the Company's revenue amounted to $60,700,000 versus $63,800,000 in the same period last year. Of the $3.1 million decline, $2.3 million was attributable to the repositioning of the Company's software product line, including the divestiture of One-Write Plus. Sales this quarter about equaled those in the fourth quarter of fiscal year 1996 and reflect more recent firmness in revenue results.

Earnings per share as reported were $0.05 and included exit costs of $0.21 in the quarter due to the previously announced discontinuation of manned print desks in Kinko's stores and certain other restructuring actions. Excluding one-time costs, earnings per share amounted to $0.26 and equaled those of the fourth quarter of 1996. Reported earnings per share in the first quarter of last year were $0.04 and included $0.34 in restructuring costs.

Mr. Robert J. Murray, Chairman and CEO commented, "The joint decision with Kinko's to pursue a new direction was reached when we became convinced that the economics of NEBS manned desks would not work. The length of time and cost required to build demand would have made continued investment excessively high. Importantly, the actions taken are expected to have the effect, when fully implemented, of increasing the Company's quarterly earnings by as much as $0.12 to $0.14 per share. Growth in the retail channel will remain a focus, and we will pursue the NEBS dealer program which has provided consistent sales and profit growth. Further, the technology developed during the Kinko's evaluation will play an important role in both direct marketing and retail channels as we move forward."

Mr. Murray further stated, "We are encouraged by some very recent sales results in the core direct marketing part of the business. Increased mail investment and a greater emphasis on promotional activities have begun to produce improved sales trends. Our work on the Company's strategic plan is underway and will help us to prioritize the additional growth opportunities."

Mr. Murray added, "Frank L. Randall, Jr., a member of the Board of Directors since 1980, retired from the Board today. His counsel and support of NEBS over the years have been greatly valued. He will be missed and we wish him well."

The two million Company share repurchase which commenced in May of this year has been fully completed. At its regular meeting on October 25, 1996, the Board of Directors approved a new plan to repurchase up to an additional two million shares over the next two years. The Board also approved a dividend of $0.20 per share with a record date of November 8, 1996 and a payment date of November 22, 1996.

NEBS designs and produces business forms and related printed products and distributes software and related products through mail order and retail to over one million small businesses throughout the United States, Canada and the United Kingdom.

                  *     *     *     *     *     *

                  FINANCIAL HIGHLIGHTS (unaudited)

(In Thousands of Dollars)

                                    Three Months Ended
                     			       -------------------------------
                                 September 28,  September 30,
                	                     1996           1995

Net Sales                              60,702	        63,788

Cost and Expenses	                     59,555	        62,922
				                                  -------	       -------
Income Before Taxes			                  1,147		          866

Income Taxes	                             469	        	  325
			                                   -------	       -------
Net Income (a)		                          678	        	  541
			                                   =======	       =======
Earnings Per Share	                     $0.05          $0.04
                                      =======	       =======

(a) Net income for the first quarter ended September 28, 1996 included an after tax charge of $2,833 or $0.21 per share related to the discontinuation of the Kinko's retail initiative along with other cost actions. Net income for the first quarter ended September 30, 1995 included $5,072 or $0.34 per share of after tax charges and expense relating to the implementation of a cost reduction program which included a plant consolidation.